Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 Nos. 333-276374, 333-280235, and 333-28336 and Form S8 Nos. 333-271264 and 333-284609 of Coya Therapeutics, Inc. of our report dated March 18, 2025, relating to the financial statements which appears in this Form 10-K.

/ s / Weaver and Tidwell, L.L.P.

Austin, Texas

March 18, 2025